Exhibit 10.17

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN FARO TECHNOLOGIES, INC. AND JAY FREELAND

THIS AMENDMENT (this “Amendment”) to the Amended and Restated Employment Agreement between FARO Technologies, Inc. and Jay Freeland, dated as of November 7, 2008 (the “Agreement”) was made and entered into this 14th day of December, 2010.

1. The Agreement is hereby amended by deleting Section 2.6 in its entirety and replacing it with the following:

“Section 2.6 Change of Control means the occurrence of any of the following:

(a) during any consecutive 12-month period, individuals who, on the effective date of the Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any individual becoming a director subsequent to the effective date of the Agreement but prior to any change of control, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director;

(b) any Person is or becomes an owner or beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that the event described in this subsection (b) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below), (v) pursuant to any acquisition by the Executive or any group of Persons including the Executive (or any entity controlled by the Executive or any group of Persons including the Executive), or (vi) through a transaction (other than one described in subsection (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Change of Control under this subsection (b); or

(c) the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) at least 50% of the total voting power of the corporation or other entity resulting from, or succeeding to the interests of the Company in, such Business Combination (or, if applicable, the ultimate parent entity that has the power to elect a majority of the directors of such corporation or other entity) (the “Surviving Corporation”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation) is or becomes the owner or beneficial owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (iii) at least a majority of the members of the board of directors of the Surviving Corporation following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction” and any Business Combination which does not satisfy all of the criteria specified in (i), (ii) and (iii) shall be deemed a “Qualifying Transaction.”

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (i) solely because any Person acquires beneficial ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its Affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change of Control of the Company shall then occur; or (ii) unless the Change of Control meets any description or definition of “change in control event” in Section 409A of the Code and applicable regulations.

For purposes of this Change of Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, and “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.”

2. The Agreement is hereby amended by deleting Section 3.1 in its entirety and replacing it with the following:

“Section 3.1 Change of Control Payment. If the Executive is actively employed by the Company or any of its Affiliates on the day immediately preceding the Change of Control Date, the Executive shall receive a Change of Control payment equal to 2.99 times the greater of (A) Executive’s base annual salary as of the date of this Agreement; and (B) Executive’s then-current base annual salary. Subject to Section 5.1(b) hereof, the payment described in this Section 3.1 shall be paid to the Executive in a cash lump sum on the earlier of (i) the Executive’s Separation from Service by the Company or Separation from Service by the Executive for Good Reason or (ii) the one year anniversary of the Change of Control .”

3. The Agreement is hereby amended by deleting Section 5.1(b) in its entirety and replacing it with the following:

“(b) If the Executive is a “specified employee” within the meaning of Code Section 409A at the time of his Separation from Service, then no payment or taxable benefit (triggered by the Executive’s Separation from Service under Section 3.1 or Section 4.1(a) shall be made or provided until the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service; or (ii) the date of the Executive’s death (the “409A Payment Date”). In the event such payments are otherwise due to be made installments or periodically during the period from the Executive’s Separation from Service to the 409A Payment Date (the “Deferral Period”), the payments which would otherwise have been made during the Deferral Period shall be accumulated and paid in a lump sum upon the 409A Payment Date, and the balance of the payments shall be made as otherwise scheduled.”

4. The Agreement is hereby amended by adding the following to the end of Section 4.1(e):

“The Executive’s rights to payment or reimbursement of expenses pursuant to this Section 4.1(e) shall be for the duration of the Executive’s lifetime. No right to reimbursement of expenses under this Section 4.1(e) shall be subject to liquidation or exchange for another benefit.”

5. Except as expressly amended hereby, the Employment Agreement shall be and remain unchanged and the Employment Agreement as amended hereby shall remain in full force and effect.

[Signatures on Following Page]

IN WITNESS WHEREOF, FARO Technologies, Inc. has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

FARO TECHNOLOGIES, INC.

By:	/s/ Keith S. Bair
Name:	Keith S. Bair
Title:	Senior Vice President and CFO

/s/ Jay Freeland
JAY FREELAND